QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation	Trading Name
Autonomy, Inc.	New Jersey	Autonomy
Autonomy Systems Limited	England and Wales	Autonomy
Autonomy Nordic AS	Norway	Autonomy
Autonomy Belgium BVBA	Belgium	Autonomy
Autonomy Germany Gmbh	Germany	Autonomy
Autonomy France Sarl	France	Autonomy
Autonomy Italy Srl	Italy	Autonomy
Autonomy Netherlands BV	Netherlands	Autonomy
Autonomy Spain SL	Spain	Autonomy
Autonomy Systems Singapore	Singapore	Autonomy
Autonomy Sweden AB	Sweden	Autonomy
Virage, Inc.	Delaware	Virage
Virage Europe Limited	England and Wales	Virage
Virage Gmbh	Germany	Virage
SoftSound Limited	England and Wales	SoftSound

QuickLinks

  Exhibit 8.1
LIST OF SUBSIDIARIES OF THE REGISTRANT